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                U.S. SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                                FORM 4

             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940

[  ] CHECK THIS BOX IF NO LONGER
     SUBJECT OF SECTION 16. FORM 4
     OR FORM 5 OBLIGATIONS MAY
     CONTINUE. SEE INSTRUCTION 1(B).

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1. Name and Address of Reporting Person

   Adams                  B. H. (Barney)
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   (Last)               (First)                 (Middle)

   2801 East Plano Parkway
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                                    (Street)

   Plano                 Texas                  75074
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   Adams Golf, Inc. (ADGO)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

   July/1998
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person to Issuer
  (Check all applicable)

   [ X ]   Director                     [ X ]   10% Owner
   [ X ]   Officer (give title below)   [   ]   Other (specify below)

              Chairman of the Board, President and CEO
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7. Individual or Joint/Group Filing (Check Applicable Line)
   [ X ] Form filed by One Reporting Person
   [   ] Form filed by More than One Reporting Person

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Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                               6.
                                                              4.                                5.             Owner-
                                                              Securities Acquired (A) or        Amount of      ship
                                                 3.           Disposed of (D)                   Securities     Form:     7.  Nature
                                                 Transaction  (Instr. 3, 4 and 5)               Beneficially   Direct    of Indirect
                                   2.            Code         -------------------------------   Owned at End   (D) or    Beneficial
1.                                 Transaction   (Instr. 8)                   (A)               of Month       Indirect  Ownership
Title of Security                  Date          ------------     Amount      or     Price      (Instr. 3      (I)       (Instr.
(Instr. 3)                         (mm/dd/yy)     Code     V                  (D)               and 4)         (Instr.4) 4)
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Common stock, par value $.001      01/23/1998     M              1,520,768(1)  A     $ 0.375(1)
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Common stock, par value $.001      05/31/1998    G(2)       V      159,447     D
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Common stock, par value $.001      07/15/1998    J(3)              928,000     D     $16.00(4)
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Common stock, par value $.001      07/20/1998    J(5)              192,000     D     $16.00(4)  3,362,321       D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly




Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                           9.       10.
                                                                                                           Number   Owner-
                                                                                                           of       ship
           2.                                                                                              Deriv-   of
           Conver-                    5.                                 7.                                ative    Deriv-  11.
           sion                       Number of                          Title and Amount                  Secur-   ative   Nature
           of                         Derivative       6.                of Underlying          8.         ities    Secur-  of
           Exer-             4.       Securities       Date              Securities             Price      Bene-    ity:    In-
           cise      3.      Trans-   Acquired (A)     Exercisable and   Instr. 3 and 4)        of         ficially Direct  direct
           Price     Trans-  action   or Disposed      Expiration Date   -----------------      Deriv-     Owned    (D) or  Bene-
1.         of        action  Code     of (D)           (Month/Day/Year)               Amount    ative      at End   In-     ficial
Title of   Deriv-    Date    (Instr.  (Instr. 3,       ----------------               or        Secur-     of       direct  Owner-
Derivative ative     (Month/ 8)       4 and 5)         Date     Expira-               Number    ity        Month    (I)     ship
Security   Secur-    Day/    -------  ---------------- Exer-    tion                  of        (Instr.    (Instr.  (Instr. (Instr.
(Instr. 3) ity       Year)   Code  V   (A)   (D)       cisable  Date     Title        Shares    5)         4)       4)      4)
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Employee   $0.375(1) 01/23/   M             336,030(1)                   Common Stock 336,030(1) $0.375(1)
stock                1998                                                par value
options                                                                  $.001
(right to
purchase)
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Employee   $0.375(1) 01/23/   M             577,180(1)                   Common stock 577,180(1) $0.375(1)
stock                1998                                                par value
options                                                                  $.001
(right to
purchase)
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Employee   $0.375(1) 01/23/   M             607,558(1)                   Common stock 607,558(1) $0.375(1) -0-
stock                1998                                                par value
options                                                                  $.001
(right to
purchase)
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===================================================================================================================================

Explanation of Responses:  (1)  Adjusted to reflect May 1, 1998 stock split.

(2) On May 31, 1998, the Reporting Person gifted an aggregate of 159,477 shares of the Issuer's common stock to an aggregate of 55 persons.

(3)  Represents securities sold by the Reporting Person in the Issuer's IPO.

(4)  Does not reflect Underwriter's discount.

(5) Represents securities sold by the Reporting Person pursuant to the exercise of the Underwriter's over-allotment option relating to the Issuer's IPO.



By:    /s/ B.H. (BARNEY) ADAMS                            08/06/1998
     --------------------------------------------       -------------
      **Signature of Reporting Person                        Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.